Exhibit 10.3
AMERICAN REPROGRAPHICS COMPANY
2005 STOCK PLAN
Amendment No. 2
Adopted: May 2, 2008
Effective May 2, 2008, the American Reprographics Company 2005 Stock Plan (the “Plan”) is amended as follows:
1. Section 8(a) of the Plan is restated in its entirety to read as follows:
(a) Non-Discretionary Grants. Without further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2008, each person who is then a Non-Employee Director will be automatically granted a Restricted Stock Award for a number of shares of Common Stock having a then Fair Market Value equal to $60,000, which award will vest 100% twelve (12) months after the date of grant.